Exhibit 10.11

LICENSE AGREEMENT

between

Klydon (PROPRIETARY) LIMITED
(Registration Number 1997/019687/07)

and

ASP Isotopes South Africa (PROPRIETARY) LIMITED
(Registration Number 2021/701779/07)

INDEX

NO	CLAUSE HEADING	PAGE

1	DEFINITIONS AND INTERPRETATION	1
1.1	Definitions	1
1.2	Interpretation	4
2	GRANT OF LICENCE	4
3	exclusivity and licence restrictions	4
4	DURATION	5
5	INTELLECTUAL PROPERTY RIGHTS AND IMPROVEMENTS	5
5.1	Intellectual Property Rights	5
5.2	Improvement	6
6	TECHNICAL INFORMATION AND QUALITY CONTROL	7
6.1	Technical Information and Assistance	7
6.2	Quality control	8
7	PAYMENTS	8
7.1	Upfront Payment	8
7.2	Royalties and Sublicensing Revenue	8
8	WARRANTIES, EXCLUSION OF LIABILITY AND INDEMNITY	9
8.1	Warranties	9
8.3	Indemnity	10
9	FORCE MAJEURE	10
10	TERMINATION OF EXCLUSIVITY	11
11	confidentiality and protection of information	11
12	BREACH	12
13	DISPUTE RESOLUTION	12
14	NOTICES AND DOMICILIA	14
15	MISCELLANEOUS WARRANTY OF AUTHORITY	14
15.1	Warranty of Authority	14
15.2	Independent Advice	15
15.3	Implementation	15
15.4	Payment	15
15.5	Whole Agreement	15
15.6	Variation	15
15.7	Relaxation	15
15.8	Counterparts	15

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LICENCE AGREEMENT

This Agreement is made and entered into between -

(1)	Klydon (PTY) Limited of Building 46, CSIR Campus, Meiring Naude Road, Brummeria, Pretoria, 0184 (Registration Number 1997/109687/07) (“Licensor”); and

(2)	ASP Isotopes South Africa (PTY) Limited of Unit 19 2nd floor , 1 Melrose Boulevard, Melrose Arch, Gauteng, 2076 (2021/701779/07) (“Licensee”).

RECITALS

A.	Licensor owns certain Intellectual Property, and has the right to grant a licence to use and exploit the Intellectual Property.

B.	Licensor has agreed to grant Licensee the exclusive right to use the Intellectual Property Rights in the Territory to meet this obligation.

C.	The Licensee wishes to acquire from the Licensor the exclusive right to use the Intellectual Property Rights in respect of the Technology to develop it and produce the uranium isotope U-235 and distribute, market and sell that U-235 isotope.

The Parties agree as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement and the recitals, unless clearly inconsistent with or otherwise indicated by the context -

1.1.1	“Agreement” means the agreement set out in this document and the appendices hereto;

1.1.2	“Confidential Information” means all and any information or data in whatever form (including in oral, written, electronic and visual form) relating to a Party or the Technology which by its nature or content is identifiable as, or could reasonably be expected to be, confidential and/or proprietary to either Party and includes, (even if not marked as being confidential, restricted, secret, proprietary or any similar designation), any and all information in respect of the Technology;

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1.1.3	“Copyright” means copyright in the Territory in respect of the Technology;

1.1.4	“Designs” means any registered designs and design applications in respect of the Technology;

1.1.5	“Effective Date” means immediately after the termination of the API License;

1.1.6	“Improvement” means any change, development, improvement or modification to any aspect of the Intellectual Property Rights, the Technology or any method of development of the Technology, use or application of the Technology including any change, improvement or modification which makes the Technology more efficient or adaptable or enables the Technology to be manufactured more economically or efficiently or to a higher standard;

1.1.7	“Independent Auditors” means such independent auditors as may be agreed between the Licensor and the Licensee, or failing agreement within 10 (ten) business days from the date of a request by any Party for such agreement, appointed by the Executive President for the time being of the South African Institute of Chartered Accountants from one of the 4 (four) largest (based on number of partners) independent firms of auditors in South Africa at the time;

1.1.8	“Intellectual Property Rights” means all existing and future proprietary rights of the Licensor relating to the Technology, whether or not such rights have been registered, including the –

1.1.8.1	Copyright;

1.1.8.2	Designs;

1.1.8.3	Know-how;

1.1.8.4	Patents; and

1.1.8.5	Trade Marks.

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1.1.9	“Know-how” means all information and knowledge of whatever nature relating to the manufacture, distribution, marketing, use and/or sale of the Technology owned or controlled by the Licensor, including technical information, production data, drawings, specifications, engineering and scientific information, manufacturing and tooling information, testing and quality control procedures, secret processes, formulae, marketing and application information and other Confidential Information;

1.1.10	“Licensee” means ASP Isotopes South Africa (Pty) Ltd (Registration Number 2021/701779/07), a company duly registered and incorporated with limited liability in accordance with the laws of the Republic of South Africa, herein represented by Mr. Paul Mann;

1.1.11	“Licensor” means Klydon (Proprietary) Limited (Registration Number 1997/109687/07), a company duly registered and incorporated with limited liability in accordance with the laws of the Republic of South Africa, herein represented by Dr Einar Ronander (ID Number 500609073088), he being duly authorised thereto;

1.1.12	“Parties” means the Licensor and Licensee and “Party” shall mean either one of them as the context requires;

1.1.13	“Patents” means any registered patents and patent applications in respect of the Technology;

1.1.14	“Prime Rate” means the publicly quoted basic rate of interest, compounded monthly in arrears and calculated on a 365 (three hundred and sixty five) day year irrespective of whether or not the year is a leap year, from time to time published by the Licensor’s bankers from time to time as being its prime overdraft rate, as certified by any representative of that bank whose appointment and designation it will not be necessary to prove;

1.1.15	“Quarterly Period” means each period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31, and each successive three (3) month period thereafter.

1.1.16	“Subject Isotope” means the U-235 isotope produced using the Technology;

1.1.17	“Technology” means the Aerodynamic Separation Process (ASP) Technology that is able to separate the isotopes of Uranium;

1.1.18	“Term” means a period of 999 (nine hundred and ninety nine) years, unless this Agreement is terminated in accordance with its terms;

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1.1.19	“Territory” means global for the development of the Technology and production of the Subject Isotope; and globally for the distribution, marketing and sale of that Subject Isotope; and

1.1.20	“Trade Marks” means the registered trade marks, trade mark applications and/or common law trade marks in respect of the Technology.

1.2	Interpretation

1.2.1	In this Agreement and the recitals, unless clearly inconsistent with or otherwise indicated by the context -

1.2.1.1	any reference to the singular includes the plural and vice versa;

1.2.1.2	any reference to natural persons includes legal persons and vice versa; and

1.2.1.3	any reference to a gender includes the other genders.

1.2.2	Where appropriate, meanings ascribed to defined words and expressions in 1.1, shall impose substantive obligations on the Parties.

1.2.3	The clause headings in this Agreement have been inserted for convenience only and shall not be taken into account in its interpretation.

1.2.4	Words and expressions defined in any sub-clause shall, for the purposes of the clause of which that sub-clause forms part, bear the meanings assigned to such words and expressions in that sub-clause.

1.2.5	This Agreement shall be governed by and construed and interpreted in accordance with the law of the Republic of South Africa.

2	GRANT OF LICENCE

The Licensor hereby gives and grants to the Licensee, which hereby accepts, an exclusive licence to use, sub contract and sub license the Intellectual Property Rights during the Term for the development and/or otherwise disposing of the Technology and production, distribution, marketing and or sale of the Subject Isotope in the Territory.

3	EXCLUSIVITY AND LICENCE RESTRICTIONS

3.1	Exclusivity

The licence granted by the Licensor under this Agreement is exclusive, such that, whilst this Agreement remains in force, the Licensor shall not be entitled, directly or indirectly, to use, grant or otherwise give any rights (similar to which are granted to this Licensee and/or different rights) to any other party for use within the Territory.

Licence Restrictions

3.1.1	Whilst this Agreement remains in force, The Licensee will not produce, distribute, market and/or sell any isotopes except the Subject Isotope, unless the Licensee acquires the right for production and distribution of other isotopes from the Licensor.

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3.1.2	The degree of isotopic enrichment of the Subject Isotope is limited to be smaller than 20%.

3.1.3	The Licensee will not, without the prior written consent of the Licensor, use the trade names of the Licensor or Trade Marks in combination with any other trade names or trade marks, nor use trade names, symbols or letters which are confusingly similar to the trade names or Trade Marks.

4	DURATION

4.1	This Agreement shall commence on the Effective Date and shall continue in full force for the Term.

4.2	The duration of this Agreement shall not be affected by –

4.2.1	the lapsing of one or more of the Intellectual Property Rights, whether by effluxion of time or otherwise; and

4.2.2	any Patent, Design or Trade Mark comprising the Intellectual Property Rights failing to proceed to grant or final prosecution or being held to be invalid.

5	INTELLECTUAL PROPERTY RIGHTS AND IMPROVEMENTS

5.1	Intellectual Property Rights

5.1.1	The Licensee acknowledges and agrees that the Intellectual Property Rights are and shall remain the sole and absolute property of the Licensor and further acknowledges that the reputational use thereof in terms of this Agreement shall enure for the benefit of the Licensor.

5.1.2	The Licensee shall not anywhere in the world, whether during or after the period of currency of this Agreement -

5.1.2.1	oppose or contest any intellectual property application by the Licensor or the ownership of the Licensor therein;

5.1.2.2	dispute, contest or question the validity of the Intellectual Property Rights and shall not assist or counsel any other person to do so;

5.1.2.3	directly or indirectly register the Trade Marks, or any confusingly similar trade marks, anywhere in the Territory; or

5.1.2.4	directly or indirectly use any trade marks confusingly similar to the Trade Marks anywhere in the Territory.

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5.1.3	No right, title or interest in and to the Intellectual Property Rights is hereby transferred except the right to use the Intellectual Property Rights during the Term of this Agreement in the manner and subject to the terms and conditions set out in this Agreement. The Licensor shall have no right to sell, assign, transfer, alienate, hire, lease, pledge, hypothecate, otherwise dispose of or encumber or to reproduce the whole or any part of the Intellectual Property Rights without the specific prior written consent of the Licensee which consent shall not unreasonably be withheld.

5.1.4	The Licensee shall not in any way represent that it has any rights of any nature in and to the Intellectual Property Rights, other than those which it enjoys in terms of this Agreement. The Licensee shall only use the Intellectual Property Rights in respect of the Technology, as permitted by this Agreement.

5.1.5	The Licensor shall have the right from time to time to lay down in writing or otherwise reasonable standard and/or specific procedures for the use of the Intellectual Property Rights and from time to time to add to, amend, vary, supplement, change, alter or repeal such standard and/or specific procedures on reasonable notice to the Licensee.

5.1.6	The Licensee shall not do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of the Licensor’s exclusive right, title and interest in and to the Intellectual Property Rights.

5.1.7	The Licensee undertakes to use its reasonable endeavours to ensure that the reputation and goodwill of the Intellectual Property Rights are protected, maintained and wherever possible enhanced.

5.1.8	The prosecution and/or defence of any claim in relation to the Intellectual Property Rights shall be the sole responsibility and shall be undertaken within the sole and absolute discretion of the Licensor, provided that the Licensee shall forthwith notify the Licensor of any claims or possible infringements of the Intellectual Property Rights of which the Licensee becomes aware and the Licensee shall, if required by the Licensor and at the Licensor’s cost, join with the Licensor as a party to such proceedings, and/or assist the Licensor in any such proceedings in the manner and to the extent reasonably required by the Licensor. The Licensee shall not be entitled to make any admissions of liability in regard to any such claim or to negotiate any settlement in respect thereof without the specific prior written consent of the Licensor. Notwithstanding the aforesaid, the Licensee shall be entitled to defend any claim as contemplated in this clause 5.1.8 if the Licensor fails to take any steps in relation to such claim.

5.1.9	The Licensor shall, at the Licensor’s expense maintain all statutory registrations of any item of the Intellectual Property Rights in force and the Licensor shall pay all renewal and any other fees necessary for this purpose. Notwithstanding the aforesaid, the Licensee shall have the right to make any such payment and recover the payment from the Licensor if the Licensor fails to make any such payments.

5.2	Improvement

If at any time during the Term of this Agreement –

5.2.1	the Licensor makes, or receives the benefit of any Improvement or Know-how to the Technology, the Licensor undertakes to inform the Licensee of such Improvement or Know-how and the Licensee may make use of such Improvement or Know-how for the purposes of this Agreement. If such Improvement involves additions to the Know-how, such additions will also be deemed to be part of the Intellectual Property Rights licensed in terms of this Agreement; and

5.2.2	the Licensee makes any Improvement to the Technology, the Licensee will promptly inform the Licensor thereof in writing and hereby assigns, free of compensation or other claim, all rights in such Improvement to the Licensor and will assist the Licensor, at the Licensor’s cost, to obtain patent, design, trade mark, copyright and all similar forms of protection for such Improvement at the expense of the Licensor. The Licensee may make use of such Improvements for the purposes of this Agreement.

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6	TECHNICAL INFORMATION AND QUALITY CONTROL

6.1	Technical Information and Assistance

6.1.1	The Licensor shall on the Effective Date and during the Term supply, free of charge, to the Licensee -

6.1.1.1	copies of all such documents containing technical information as may be required or necessary to enable the Licensee to use the Intellectual Property Rights for the development and/or otherwise disposing of the Technology and production, distribution, marketing and or sale of the Subject Isotope in the Territory; and

6.1.1.2	such further information and Know-how relating generally to the materials, methods and processes required by the Licensor for the development of the Technology and production, distribution, marketing and or sale of the Subject Isotope in the Territory..

6.1.2	The Licensor shall –

6.1.2.1	provide, sufficient adequately skilled technical staff able to provide technical assistance to the Licensee in establishing the plant and production facilities necessary to develop the Technology and produce, distribute, market and sale of the Subject Isotope;

6.1.2.2	advise the Licensee on all matters relating to the purchase of suitable plant, machinery, tools, fixtures and fittings necessary to establish plant and production facilities;

6.1.2.3	advise the Licensee on matters relating to the purchase of suitable sources of raw materials necessary for the use of the Technology;

6.1.2.4	for the Term of this Agreement provide ongoing technical expertise, support, assistance and advice to the Licensee for the purpose of enabling the Licensee to develop the Technology and to produce, distribute, market and sale of the Subject Isotope. The Licensor will, at the reasonable request of the Licensee make available, for such period as the Licensor in its sole reasonable discretion may determine, technical and other staff for the purposes of fulfilling the Licensor’s obligations in terms hereof;

6.1.2.5	provide the Licensee with such assistance as the Licensee may reasonably require, at no charge to the Licesee, to obtain any regulatory approvals as may be required for the Licensee to use the Technology and to produce, distribute, market and sell the Subject Isotope.

6.1.3	It is expressly recorded that the Licensor shall not be responsible or liable for consequential damages or loss of profit which might arise out of the use by the Licensee of any technical information or advice furnished to the Licensee hereunder, unless Licensee can prove on a balance of probabilities that the technical information or advice was wrong or misleading, and that an expert in the field would have known it to be wrong or misleading.

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6.2	Quality control

The Licensee shall –

6.2.1	use the Technology and produce, distribute and market the Subject Isotope strictly in accordance with the specifications and quality standards from time to time prescribed by the Licensor;

6.2.2	ensure that the highest standards of workmanship and material available are employed in the use of the Technology and the production of the Subject Isotope; and

6.2.3	upon receipt of reasonable notice, permit the Licensor’s duly authorised representatives at all reasonable times to enter the premises where the Technology is being used, or the Subject Isotope is being produced in order to ascertain whether the Licensor’s quality control standards are being adhered to and for this purpose will also have the right to take necessary samples of the Subject Isotope for examination, testing and analysis.

7	PAYMENTS

7.1	Upfront Payment

7.1.1	In consideration of the rights and licenses granted under this Agreement, Licensee shall pay to Licensor, concurrently with the execution of this Agreement, an initial payment of One Hundred Thousand US Dollars (US$100,000) (the “Upfront Payment”) by wire transfer to a bank account to be designated in writing by Licensor. The Upfront Payment is not refundable and is in addition to and not a prepayment of any Royalties, Minimum Royalties, or any other sums payable to Licensor under this Agreement.

7.2	Royalties and Sublicensing Revenue

7.2.1	In consideration of the rights and licenses granted under this Agreement, Licensee shall pay to Licensor a royalty which will be the greater of (a) Fifty US Dollars (US$50) per Kg of Subject Isotope sold in the Territory and (b) ten percent (10%) of profits from the Subject Isotope sold in the Territory (“Royalty”) during the Term.

7.2.2	Licensee may grant sublicenses under the rights and licenses granted under this Agreement to third parties. Licensee shall pay to Licensor thirty three percent (33%) (“Sublicensing Revenue Share”) of any and all cash consideration, including upfront payments, fixed or periodic fees and milestone fees, received by Licensee for any sublicenses granted pursuant hereto.

7.2.3	Licensee shall pay all Royalties and Sublicensing Revenue Share, and any other sums payable under this Agreement for each Quarterly Period within twenty (20) Business Days of the end of such Quarterly Period. Licensee shall make all payments in US dollars by wire transfer of immediately available funds to a bank account to be designated in writing by Licensor.

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8	WARRANTIES, EXCLUSION OF LIABILITY AND INDEMNITY

8.1	Warranties

8.1.1	The Licensor warrants that, as at the Effective Date and on each day during the Term–

8.1.1.1	it is the sole beneficial owner of the Intellectual Property Rights and that it has the right to licence the Intellectual Property Rights in the Territory;

8.1.1.2	it is free to grant the licence conferred by this Agreement including that it is not prohibited by an regulation or law in granting this license and acting pursuant to this Agreement, and that it has not granted any other licence to the Intellectual Property Rights in the Territory;

8.1.1.3	the Intellectual Property Rights are valid, enforceable and unencumbered;

8.1.1.4	the Intellectual Property Rights and the use thereof does not infringe the intellectual property rights of any third party;

8.1.1.5	it’s rights in and to the Intellectual Property Rights have not been contested, in whole or in part, by anyone whomsoever;

8.1.1.6	it has no knowledge of any circumstances or facts that might render the Intellectual Property Rights invalid, unenforceable, or encumbered; and

8.1.1.7	it has not taken any action or omitted to take any action as a result of which the Intellectual Property Rights or any part thereof could become unenforceable.

8.1.2	The Licensee expressly acknowledges that under this Agreement the Licensor does not in any way warrant or guarantee either expressly or impliedly the merchantability or fitness of the Technology or the Subject Isotope.

8.2	Exclusion of liability

8.2.1	Subject to this Agreement and to the extent permitted by applicable law, the Licensor disclaims all warranties and representations, either express or implied with respect to the Intellectual Property Rights, including but not limited to any implied warranties of merchantability or fitness for any particular purpose.

8.2.2	Save for any claim for damages arising from a breach of warranty in terms of this Agreement, and subject to clause 8.2.3, the Licensor shall not be liable for any loss or damage whatsoever or howsoever caused arising directly or indirectly in connection with the use, or licensing of the Intellectual Property Rights in any manner by the Licensee.

8.2.3	Save for any claim for damages arising from a breach of warranty in terms of this Agreement, neither Party will be liable to the other Party for any indirect, special, incidental or consequential loss or damage which may arise in respect of the Intellectual Property Rights, its use or licensing or in any manner by the other Party.

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8.3	Indemnity

8.3.1	The Licensee hereby indemnifies the Licensor, to the fullest extent permitted in law, against all claims, costs, damages, losses and expenses which the Licensor may suffer arising from the use of the Intellectual Property Rights by the Licensee, any breach by the Licensee of its statutory obligations or any breach by the Licensee of its obligations as set forth in clause 11.

8.3.2	The Licensor hereby indemnifies and holds the Licensee harmless against all claims, costs, damages, losses and expenses which the Licensee may suffer or sustain as a direct result of any claim –

8.3.2.1	against the Licensee arising as a result of the failure of any warranty given in this Agreement to be true and correct;

8.3.2.2	that the conduct of the Licensee contemplated in this Agreement has resulted in an infringement of the intellectual property rights of any third party; or

8.3.2.3	that any third party has a prior right in respect of any of the Intellectual Property Rights.

8.3.3	The Licensee undertakes that it will not continue using the Technology and will cease producing, distributing, marketing and selling the Subject Isotope where these activities will increase the potential damages which the Parties could suffer as a result thereof, unless:

8.3.3.1	the Licensee is obligated to do so in terms of any agreement, or

8.3.3.2	the Independent Auditors confirm that the potential damages award will be less than potential profits from ongoing activities such that the risk is mitigated. The Independent Auditors shall act as experts and not as arbitrators, and their determination shall be final and binding on the Parties. The cost of the Independent Experts shall be borne equally by the Parties.

9	FORCE MAJEURE

9.1	Delay or failure to comply with or breach of any of the terms and conditions of this Agreement if occasioned by or resulting from an act of God or public enemy, fire, explosion, earthquake, perils of the sea, flood, storm or other adverse weather conditions, war declared or undeclared, civil war, revolution, civil commotion or other civil strife, riots, strikes, blockade, embargo, sanctions, epidemics, act of any government or other authority, compliance with government orders, demands or regulations, or any circumstances of like or different nature beyond the reasonable control of the Party so failing (“force majeure”), will not be deemed to be a breach of this Agreement nor will it subject either Party to any liability to the other.

9.2	Should either Party be prevented from carrying out its contractual obligations by reason of force majeure lasting continuously for a period of 30 (thirty) days, the Parties will consult with each other regarding the future implementation of this Agreement. If no mutually acceptable arrangement is arrived at within a further period of 10 (ten) days after the expiration of such 30 (thirty) day period, either Party will be entitled to cancel this Agreement forthwith on written notice to the other Party.

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10	TERMINATION OF EXCLUSIVITY

10.1	The Licensor may terminate the exclusivity of this Agreement with immediate effect upon written notice to the Licensee in the event that the Licensee ceases to carry on activities of Uranium enrichment for period longer than 24 consecutive months (except for reasons of extended force majeure or circumstances beyond the Licensee’s control).

11	confidentiality and protection of information

11.1	Each Party undertakes that during the operation of, and after the expiration, termination or cancellation of, this Agreement for any reason, it will keep confidential all Confidential Information of the other Party.

11.2	If the receiving Party is uncertain about whether any information is to be treated as confidential in terms of this clause 11, it shall be obliged to treat it as such until written clearance is obtained from the disclosing Party.

11.3	Each Party undertakes, subject to clause 11.4, not to disclose any Confidential Information of the other Party, nor to use such information for its own or anyone else’s benefit.

11.4	Notwithstanding the provisions of clause 11.3, the Licensee shall be entitled to disclose any information to be kept confidential if and to the extent only that the disclosure is bona fide and necessary for the purposes of using the Technology and producing, distributing, marketing and selling the Subject Isotope pursuant to this Agreement, and only if the party to whom the information is disclosed provides a written undertaking to both the Licensee and Licensor that such information shall be kept confidential.

11.5	The obligation of confidentiality placed on the receiving Party in terms of this clause 11 shall cease to apply to the receiving Party in respect of any information which –

11.5.1	is or becomes generally available to the public other than by the negligence or default of the receiving Party or by the breach of this Agreement by the receiving Party;

11.5.2	the disclosing Party confirms in writing is disclosed on a non-confidential basis;

11.5.3	has lawfully become known by or come into the possession of the receiving Party on a non-confidential basis from a source other than the disclosing Party having the legal right to disclose same, provided that such knowledge or possession is evidenced by the written records of the receiving Party existing at the Effective Date; or

11.5.4	is disclosed pursuant to a requirement or request by operation of law, regulation or court order, to the extent of compliance with such requirement or request only and not for any other purpose,

provided that –

11.5.5	the onus shall at all times rest on the receiving Party to establish that information falls within the exclusions set out in clauses 11.5.1 to 11.5.4;

11.5.6	information will not be deemed to be within the foregoing exclusions merely because such information is embraced by more general information in the public domain or in the receiving Party’s possession; and

11.5.7	any combination of features will not be deemed to be within the foregoing exclusions merely because individual features are in the public domain or in the receiving Party’s possession, but only if the combination itself and its principle of operation are in the public domain or in the receiving Party’s possession.

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11.6	In the event that the receiving Party is required to disclose Confidential Information as contemplated in clause 11.5.4, the receiving Party will –

11.6.1	advise the disclosing Party thereof in writing prior to disclosure, if possible;

11.6.2	take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

11.6.3	afford the disclosing Party a reasonable opportunity, if possible, to intervene in the proceedings;

11.6.4	comply with the disclosing Party’s reasonable requests as to the manner and terms of any such disclosure; and

11.6.5	notify the disclosing Party of, and the form and extent of, any such disclosure or announcement immediately after it is made.

11.7	All documentation concerning the Intellectual Property Rights remains the exclusive property of the Licensor and upon termination of this Agreement will be returned to the Licensor. The Licensee undertakes to prevent the unauthorised use of such documentation and will not make copies of any such documentation without the prior written consent of the Licensee.

12	BREACH

Should any Party (“Defaulting Party”) commit a breach of any of the provisions of this Agreement, then the other Party (“Aggrieved Party”), shall be obliged to give the Defaulting Party 10 (ten) Business Days written notice or such longer period as may be reasonably required in the circumstances, to remedy the breach. If the Defaulting Party fails to comply with the notice, the Aggrieved Party shall be entitled to claim immediate payment and/or specific performance by the Defaulting Party of all the Defaulting Party’s obligations without prejudice to the Aggrieved Party’s rights to claim damages. The foregoing is without prejudice to any other rights as the Aggrieved Party may have at law, provided that the Aggrieved Party shall not be entitled to cancel this Agreement for any breach by the Defaulting Party.

13	DISPUTE RESOLUTION

13.1	The Parties agree that the terms of this Agreement will be performed in the spirit of mutual co-operation, trust and confidence. The Parties further agree to use their reasonable endeavours to resolve, through mutual consultation, without involving any third party or parties, any dispute which may arise under, out of, or in connection with or in relation to this Agreement. If following such mutual consultation, the dispute still remains outstanding, the matter shall be referred to the chief executive officer of each Party to the dispute or their respective representatives, who shall negotiate for a period of up to 5 (five) Business Days from the date of such referral in an attempt to resolve such dispute. If following the expiry of such 5 (five) Business Day period, the dispute is still unresolved, then, save where otherwise provided in this Agreement, the matter shall be referred to arbitration in accordance with the remaining provisions of this clause 13.

13.2	This clause 13 is a separate, divisible agreement from the rest of this Agreement and shall -

13.2.1	not be or become void, voidable or unenforceable by reason only of any alleged misrepresentation, mistake, duress, undue influence, impossibility (initial or supervening), illegality, immorality, absence of consensus, lack of authority or other cause relating in substance to the rest of the Agreement and not to this clause 13, which issue, the Parties intend, shall be subject to arbitration in terms of this clause 13; and

13.2.2	remain in effect even if the Agreement terminates or is cancelled.

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13.3	Save to the extent to the contrary provided for in this Agreement, any dispute arising out of or in connection with this Agreement or the subject matter of this Agreement including, without limitation, any dispute concerning –

13.3.1	the existence of this Agreement apart from this clause 13;

13.3.2	the interpretation and effect of this Agreement;

13.3.3	the Parties’ respective rights or obligations under this Agreement;

13.3.4	the rectification of this Agreement;

13.3.5	the breach, termination or cancellation of this Agreement or any matter arising out of such breach, termination or cancellation;

13.3.6	damages in contract, in delict, compensation for unjust enrichment; or

13.3.7	any other claim whether or not the rest of this Agreement apart from this clause 13 is valid and enforceable,

shall be decided by arbitration as set out in this clause 13.

13.4	The Parties to this dispute shall agree on the arbitrator. If agreement is not reached within 10 (ten) Business Days after any Party to the dispute in writing calls for agreement, the arbitrator shall be a practising commercial attorney or advocate of at least 10 (ten) years standing on the panel of arbitrators of the Arbitration Foundation of Southern Africa (“AFSA”) nominated at the request of any Party to the dispute by the Registrar of AFSA for the time being.

13.5	The request to nominate an arbitrator shall be in writing outlining the claim and any counterclaim of which the Party to the dispute concerned is aware and, if desired, suggesting suitable nominees for appointment, and a copy shall be furnished to the other Parties to the dispute who may, within 5 (five) Business Days, submit written comments on the request to the addressor of the request.

13.6	The arbitration shall, unless otherwise agreed between the Parties to the dispute, be held in Johannesburg and the Parties shall endeavour to ensure that it is completed as soon as reasonably possible after notice requiring the claim to be referred to arbitration is given.

13.7	The proceedings in the arbitration shall as far as practicable take place in private and be kept confidential.

13.8	The arbitration shall be governed by the Arbitration Act, No. 42 of 1965, as amended, or any replacement act and shall take place in accordance with the Commercial Arbitration Rules of AFSA.

13.9	The decision resulting from such arbitration shall be subject to a right of appeal to a panel of 3 (three) arbitrators as provided for in the Commercial Arbitration Rules of AFSA whose decision shall, or, in the event that the single arbitrator’s decision shall not have timeously been taken on appeal, the decision of the single arbitrator shall, in the absence of manifest error, be final and binding upon the Parties to the dispute, and may be made an order of any court of competent jurisdiction.

13.10	This clause 13 shall not preclude any Party to a dispute from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending the decision of the arbitrator or panel of arbitrators, on appeal.

13.11	A written notice by any Party to the dispute requesting the nomination of an arbitrator, shall be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, No. 68 of 1969.

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14	NOTICES AND DOMICILIA

14.1	The Parties choose as their domicilia citandi et executandi their respective addresses set out in this 14 for all purposes arising out of or in connection with this Agreement, at which addresses all the processes and notices arising out of or in connection with this Agreement, its breach or termination, may validly be served upon or delivered to the Parties.

14.2	For the purposes of this Agreement, the Parties’ respective addresses shall be -

14.2.1	as regards the Licensor at Building 46, CSIR Campus, Meiring Naude Road, Brummeria, Pretoria, 0184

facsimile number: (012) 349 2128

email address: einar.ronander@klydon.co.za

marked for the attention of: Dr E Ronander

14.2.2	as regards the Licensee at, Unit 19 2nd floor , 1 Melrose Boulevard, Melrose Arch, Gauteng, 2076

Email address: pmann@aspisotopes.com

marked for the attention of: Paul Mann

14.3	Any notice given in terms of this Agreement shall be in writing and shall -

14.3.1	if delivered by hand, be deemed to have been duly received by the addressee on the 1st (first) Business Day following the date of delivery;

14.3.2	if transmitted by facsimile, be deemed to have been duly received by the addressee on the 1st (first) Business Day following the date of despatch; and

14.3.3	if delivered by recognised international courier service, be deemed to have been duly received by the addressee on the 1st (first) Business Day following the date of such delivery by the courier service concerned, provided that the relevant notice is marked for the attention of the relevant Party’s designated person for receipt of any processes and notices in connection with this Agreement as contemplated in 14.2.

14.4	Notwithstanding anything to the contrary contained in this Agreement, a written notice or communication actually received by the relevant Party’s designated person for receipt of any processes and notices in connection with this Agreement as contemplated in 14.2 from another Party, shall be adequate written notice or communication to such Party.

15	MISCELLANEOUS WARRANTY OF AUTHORITY

15.1	Warranty of Authority

Each Party warrants to each of the other Parties that it has the power, authority and legal right to sign and perform this Agreement and that this Agreement constitutes valid and binding obligations on it in accordance with the terms of this Agreement and, in respect of each Party that is a company, has been duly authorised by all necessary actions of its directors.

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15.2	Independent Advice

Each Party hereto acknowledges that it has been free to secure independent legal advice as to the nature and effect of all of the provisions of this Agreement and that it has either taken such independent legal advice or dispensed with the necessity of doing so. Further, each Party hereto acknowledges that all of the provisions of this Agreement and the restrictions herein contained are fair and reasonable in all the circumstances and are part of the overall intention of the Parties in connection with the Company.

15.3	Implementation

The Parties undertake to do all such things, perform all such acts and take all steps to procure the doing of all such things and the performance of all such acts, as may be necessary or incidental to give or be conducive to the giving of effect to the terms, conditions and import of this Agreement.

15.4	Payment

15.4.1	Any payment payable in terms of this Agreement shall be net of any withholding taxes, other taxes, duties or levies, if any, payable in respect of such payment except to the extent that VAT is payable on such amount in which case the relevant amount shall include the relevant VAT amount.

15.4.2	Any amount not paid when due and payable under this Agreement shall bear interest at the Prime Rate from the due date to date of payment in full.

15.5	Whole Agreement

This Agreement constitutes the whole agreement between the Parties as to the subject matter hereof and no agreement, representations or warranties between the Parties other than those set out herein are binding on the Parties. This Agreement may only be varied by mutual written agreement.

15.6	Variation

No addition to or variation, consensual cancellation or novation of this Agreement and no waiver of any right arising from this Agreement or its breach or termination shall be of any force or effect unless reduced to writing and signed by each of the Parties or their duly authorised representatives.

15.7	Relaxation

No latitude, extension of time or other indulgence which may be given or allowed by either Party to the other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from this Agreement and no single or partial exercise of any right by either Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party’s rights in terms of or arising from this Agreement or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

15.8	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

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Signed at Pretoria on this the 25th day of January 2022

/s/ Einar Ronander	For:	Klydon (PTY) Limited
Duly Authorised

Name:	Einar Ronander

Designation:	Director

Signed at Pretoria on this the 25th day of January 2022

/s/ Paul Mann	/s/ Robert Ainscow	For:	ASP Isotopes South Africa (PTY) Limited
Duly Authorised

Name:	Paul Mann	Robert Ainscow

Designation:	CEO	Director

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